Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-273945) pertaining to the Howard Hughes Holdings Inc. 2020 Equity Incentive Plan of our report dated February 27, 2023, with respect to the consolidated financial statements and schedule of The Howard Hughes Corporation as of December 31, 2021 and for each of the two years ended December 31, 2021 included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

December 12, 2023